EXHIBIT 99.1
                                                        ------------
                        JOHN B. SANFILIPPO & SON, INC.
                                 NEWS RELEASE


COMPANY CONTACT:  Michael J. Valentine
                  Executive Vice President Finance and Chief
                    Financial Officer
                  847-871-6509


FOR IMMEDIATE RELEASE
TUESDAY, JANUARY 27, 2004


Second Quarter Basic EPS of $1.12 Exceeds Previous Second Quarter EPS
  Record of $.90

Second Quarter Net Sales Increases 24% Over 2003 Second Quarter Net Sales

Year-to-Date Earnings increase 78% and Net Sales increase 27% vs. Last Year


Elk Grove Village, IL, January 27, 2004 -- John B. Sanfilippo & Son, Inc. (Nasdaq: JBSS) today announced record operating results for the second quarter of fiscal 2004, ended December 25, 2003. Net income was approximately $10.4 million or $1.12 per share basic ($1.09 per share diluted) versus net income of $8.2 million or $.90 per share basic ($.89 per share diluted) for the second quarter of fiscal 2003. Current year to date net income was also record setting at approximately $17.6 million or $1.88 per share basic ($1.85 per share diluted) compared to approximately $9.9 million or $1.08 per share basic ($1.07 per share diluted) for the same period in fiscal 2003.

In the second quarter, the Company reclassified its freight expense presentation, previously shown as a reduction in net sales, to selling expenses to conform to existing accounting guidance. The Company believes that this reclassification will enhance the comparability of its financial information with the financial information of other companies that are in similar industries. This reclassification had no effect upon the Company's financial condition or its income, including operating income, net income and earnings per share. The information set forth below gives effect to the reclassification.

Net sales grew significantly to approximately $171.4 million in the second quarter of fiscal 2004 from net sales of approximately $138.1 million in the second quarter of fiscal 2003. The 24.1 percent increase in net sales was attributable to sizeable gains in the consumer, industrial, food service and export distribution channels
during the second quarter.    The gross profit, as a percentage of net
sales, rose from 19.1 percent for the second quarter of fiscal 2003 to
19.4 percent for the current quarter. Gross profit, as a percentage of net sales, was favorably impacted because the price decline in the pecan market, which the Company anticipated in the first quarter, did not materialize. The gross profit margin further increased as unit volume sales increased
while certain costs of sales remained fixed.    Fiscal year to date net
sales grew from $233.4 million in fiscal 2003 to $296.2 million in fiscal 2004. The 26.9 percent increase in net sales was fueled primarily by a 35 percent increase in sales through the industrial channel, a 27 percent increase in sales through the consumer channel, and a 29 percent increase in sales through the food service channel. Gross profit, as a percentage of net sales, was 19.8 percent for the first twenty-six weeks of fiscal 2004, which was up from 17.0 percent for the same period in fiscal 2003. The improvement in gross profit margin for the first twenty-six weeks of fiscal 2004 was mainly attributable to unit volume sales increases while certain costs of sales remained fixed, lower peanut cost and better than expected results in the Company's pecan shelling operation which led to a quantity increase in the pecan inventory.

As a percentage of net sales, selling and administrative expenses were
9.0 percent for the second quarter of fiscal 2004 versus 8.6 percent for the second quarter of fiscal 2003. For the current year to date period, selling and administrative expenses were 9.5 percent of net sales versus 9.2 percent of net sales for the same period in fiscal 2003. For both the quarter and the first twenty-six weeks of fiscal 2004, the increase in selling and administrative expense, as a percentage of net sales, was mainly attributable to an increase in incentive based compensation attributable to improved operating results and increased legal and professional fees.

For the second quarter of fiscal 2004, operating income was 10.4 percent of net sales versus 10.5 percent of net sales for the second quarter of fiscal 2003. Current year to date operating income advanced from 7.8 percent of net sales in fiscal 2003 to 10.3 percent of net sales.

Interest expense for the second quarter of fiscal 2004 was approximately $.9 million compared to approximately $1.1 million for the second quarter of fiscal 2003. Interest expense for the current year to date period was approximately $1.9 million versus approximately $2.3 million for the first two quarters of fiscal 2003. Scheduled payments of long-term debt, made during both the current quarter and the year to date period led to the reduction in interest expense.

Subsequent to the issuance of the Company's quarterly financial statements on Form 10-Q for the quarter ended September 25, 2003, and the Company's annual financial statements on Form 10-K for the fiscal years ended June 26, 2003, June 27, 2002 and June 28, 2001, the Company determined that its freight costs, which had been recorded as a reduction in net sales should be classified as an operating expense in accordance with the guidance of Emerging Issues Task Force No. 00-10, "Accounting for Shipping and Handling Fees and Costs." Consequently, the Company has amended and restated its financial statements included in its most recent annual report on Form 10-K and quarterly report on Form 10-Q for the first quarter of fiscal 2004 and has filed those amended reports on Forms 10-K/A and 10-Q/A.with the Security and Exchange Commission on January 26, 2004. These changes had no effect on the Company's financial condition, changes in financial condition or results of operations, including income from operations, net income and earnings per share for the periods mentioned above.

John B. Sanfilippo & Son, Inc. is a processor, packager, marketer and distributor of shelled and in-shell nuts and sesame sticks that are sold under a variety of private labels and under the company's
Fisher, Chef's Naturals, Evon's, Snack 'N Serve Nut Bowl, Sunshine Country, Flavor Tree and Texas Pride brand names. The company also markets and distributes a diverse product line of other food and snack items.

The factors that could negatively impact future results are: (i) sales activity for the Company's products; (ii) changes in the availability and costs of raw materials for the production of the Company's products; (iii) fluctuations in the value of the Company's inventories of pecans, walnuts, almonds, peanuts or other nuts due to fluctuations in the market prices of these nuts; (iv) the Company's ability to lessen the negative impact of competitive pressures by reducing its selling prices and increasing sales volume while at the same time maintaining profit margins by reducing costs; (v) the outcome of a pending governmental antitrust investigation of the peanut shelling industry; and (vi) the timing and occurrence (or nonoccurrence) of other transactions and events which may be subject to circumstances beyond the Company's control.


                       JOHN B. SANFILIPPO & SON, INC.
                       ------------------------------
                   CONSOLIDATED STATEMENTS OF OPERATIONS
                   -------------------------------------
             (Dollars in thousands, except earnings per share)

                                For the Quarter Ended      For the Twenty-six Weeks Ended
                                ---------------------      ------------------------------
                                   (Unaudited)                      (Unaudited)
                             December 25,  December 26,      December 25, December 26,
                                  2003          2002              2003         2002
                             ------------  ------------      -----------  ------------
Net sales                       $171,392      $138,107         $296,153      $233,434
Cost of sales                    138,173       111,678          237,441       193,705
                               ---------     ---------        ---------     ---------
Gross profit                      33,219        26,429           58,712        39,729
                               ---------     ---------        ---------     ---------
Selling expenses                  11,265         9,702           20,296        16,811
Administrative expenses            4,090         2,244            7,933         4,617
                               ---------     ---------        ---------     ---------
                                  15,355        11,946           28,229        21,428
                               ---------     ---------        ---------     ---------
Income from operations            17,864        14,483           30,483        18,301
                               ---------     ---------        ---------     ---------
Other income (expense):
  Interest expense                  (855)       (1,104)          (1,850)       (2,282)
  Rental income                      119           133              237           244
  Miscellaneous                        1             1                1             1
                               ---------     ---------        ---------     ---------
                                    (735)         (970)          (1,612)       (2,037)
                               ---------     ---------        ---------     ---------
Income before income taxes        17,129        13,513           28,871        16,264
Income tax expense                 6,680         5,270           11,260         6,343
                               ---------     ---------        ---------     ---------
Net income                       $10,449        $8,243          $17,611        $9,921
                               =========     =========        =========     =========
Basic earnings per share           $1.12         $0.90            $1.88         $1.08
                               =========     =========        =========     =========
Diluted earnings per share         $1.09         $0.89            $1.85         $1.07
                               =========     =========        =========     =========
Weighted average shares
 outstanding
  -- basic                     9,361,091     9,153,790        9,344,988     9,153,627
                               =========     =========        =========     =========
  -- diluted                   9,589,340     9,268,126        9,534,810     9,239,735
                               =========     =========        =========     =========



                      JOHN B. SANFILIPPO & SON, INC.
                      ------------------------------
                       CONSOLIDATED BALANCE SHEETS
                       ---------------------------
                          (Dollars in thousands)


                                         (Unaudited)
                                         December 25,      June 26,
                                              2003           2003
                                         ------------     ---------
ASSETS

CURRENT ASSETS:
  Cash                                       $1,764         $2,448
  Accounts receivable, net                   50,339         29,142
  Inventories                               139,885        112,016
  Deferred income taxes                       1,290          1,257
  Income taxes receivable                        --            469
  Prepaid expenses and other
   current assets                             2,091          2,192
                                          ---------       --------
                                            195,369        147,524

PROPERTIES, NET                              68,895         67,117
OTHER ASSETS                                  8,392          9,086
                                          ---------      ---------
                                           $272,656       $223,727
                                          =========      =========


                                         <Unaudited)
                                         December 25,      June 26,
                                              2003           2003
                                         ------------     ---------
LIABILITIES & STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Notes payable                             $20,373        $29,702
  Current maturities of long-term debt       10,817         10,776
  Accounts payable                           51,871         13,658
  Drafts payable                             13,007          5,507
  Accrued expenses                           12,306         12,699
  Income taxes payable                        2,854             --
                                          ---------      ---------
                                            111,228         72,342
                                          ---------      ---------
LONG-TERM DEBT                               21,139         29,640
LONG-TERM DEFERRED INCOME TAXES               2,958          2,964
                                          ---------      ---------
                                             24,097         32,604
                                          ---------      ---------
STOCKHOLDERS' EQUITY:
  Class A common stock                           37             37
  Common stock                                   58             58
  Capital in excess of par value             59,850         58,911
  Retained earnings                          78,590         60,979
  Treasury stock                             (1,204)        (1,204)
                                          ---------      ---------
                                            137,331        118,781
                                          ---------      ---------
                                           $272,656       $223,727
                                          =========      =========